N   E   W   S        R   E   L   E   A   S   E

Contact:   Robert C. Weiner
                 Vice President, Investor Relations
                  904-332-3287

PSS WORLD MEDICAL’S BOARD OF DIRECTORS
APPOINTS STEPHEN H. ROGERS AS NEW DIRECTOR

Board expands membership to eight individuals

Jacksonville, Florida (August 24, 2004) – PSS World Medical, Inc. (NASDAQ/NM:PSSI) announced today that its Board of Directors has voted to expand the Company’s Board membership by appointing Stephen H. Rogers, age 55, as a new director, effective immediately. With the appointment of Mr. Rogers to the Board of Directors, the Company’s Board membership expands to eight individuals.

        Stephen (“Steve”) H. Rogers has been involved in the audit profession his entire career. Mr. Rogers was a partner with Arthur Andersen LLP through August 2002. During his tenure, he served as the managing partner of the Atlanta office from 1996 and the Southeastern Region from 1998. Throughout his career with Andersen, Steve has had extensive experience serving large and complex public companies.

        Mr. Rogers was a member of the Board of Partners of Andersen Worldwide S.C. from September 2000 to August 2002, as well as Chairman of the Strategy and Investment Committee. Steve was also one of the administrative Board members of Arthur Andersen LLP, the U.S. member firm of Andersen Worldwide S.C. Steve continues to be employed by Andersen in an executive oversight role.

        Mr. Rogers is a Certified Public Accountant and graduated with a B.S. in Accounting from Indiana University in 1971. He currently serves as a member of the Board of Trustees of the Woodruff Arts Center and is a member of the downtown Atlanta Rotary Club.

        Clark A. Johnson, Chairman of the Board of PSS World Medical, said, “Steve Rogers adds to our Board a deep background in accounting and finance that will strengthen the Board’s financial expertise and its audit committee. He has a significant breadth of experience with a wide range of businesses in oversight and consulting roles, which will help to guide the continued development and growth of our company. The Company’s Board of Directors is pleased to expand its membership through the addition of Steve Rogers as its newest member.”

        All statements in this release that are not historical facts, including, but not limited to, statements regarding anticipated growth in revenue, gross and operating margins, and earnings, statements regarding the Company’s current business strategy, the Company’s ability to complete and integrate acquired businesses and generate acceptable rates of return, the Company’s projected sources and uses of cash, and the Company’s plans for future development and operations, are based upon current expectations. These statements are forward looking in nature and involve a number of risks and uncertainties. Actual results may differ materially. The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company also wishes to caution readers that it undertakes no duty or is under no obligation to update or revise any forward-looking statements.